INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the "Agreement") is made and entered into as of March 1, 2017 by and between ViaDerma, Inc., a Nevada Corporation (the "Company") and Ivan Klarich, an individual resident of the State of California, with address at 3005 Grand Canal Venice CA 90291 (the "Operations Manager"). The Company and the Operations Manager are hereinafter each referred to as a "Party" and collectively as the "Parties."

Preamble

WHEREAS, the Operations Manager is willing to provide the services referred to in paragraph 2 below to the Company for compensation as set forth below in the Agreement; and

WHEREAS, the Company desires to formalize its relationship with the Operations Manager for the Operations Manager's assistance.

NOW, THEREFORE, in consideration for the mutual obligations set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Retention. The Company hereby retains the Operations Manager as from March 1, 2017 (the "Effective Date") until this Agreement is terminated in accordance with its terms, in order to provide the Company with the services referred to in paragraph 2 below, and Operations Manager agrees to provide such services for the term of the Agreement. Operations Manager shall hold the title of "Operations Manager" and shall have the authority commiserate with such title; however, Operations Manager shall have no authority to bind the Company except pursuant to pre-approved contracts or with prior approval from the Company's CEO.

2. Operations Manager's Services. Operations Manager's services may include, but will not be limited to the following, and shall include general operational assistance to the Company. Operations Manager will provide an initial Go-to-Market strategy with a preliminary 12 month forecasted cashflow that will be needed to support the strategy. This will be broken down month to month by revenue channels, GOGS, operating costs, employee/contractor requirements, sales support requirements. Operations Manager shall continue to perform bona fide business development services primarily for the purpose of increasing the Company's client base and customer base, researching and advising on, developing and implementing strategies for maximizing the Company's exposure to, and penetration of, the high net-worth clientele target market, broadening its vendor base and enhancing vendor relations, and increasing its revenue, in general for the duration of this Agreement. These services provided by Operations Manager for the consideration herein shall not be in connection with the offer or sale of securities neither in a capital-raising transaction, nor in exchange for fees arising out of shares issued in a business combination, and be for the direct or indirect promotion or maintaining of a market for Company's securities. Operations Manager and Company agree and acknowledge that this Agreement shall supersede and override all prior understandings between Operations Manager and Company. It is understood that this agreement does not include day to day management of any people or responsibilities, but is focused on the Operations Manager making himself available, in a timely manner, for discussion and strategy in the area of operations and business/revenue development to the management team at the Company. As well as delivering the deliverable's mentioned in this paragraph to the Company.

3. Term. The Agreement shall remain in effect for one year from the Effective Date. Written notice may contain requested modifications to this Agreement, the written and signed acceptance

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of which by the notified Party shall result in an amendment and extension of this Agreement without requirement for further action. Either Party may terminate this Agreement with 30 days' advance notice to the other Party.

4. Compensation. Company agrees to pay Operations Manager as consideration for services provided, $3,000 per month, at the first calendar date of each month for the duration of this Agreement.

In addition to the foregoing payments, the Company shall pay for all mutually agreed and pre-approved, verifiable out-of-pocket expenses of Operations Manager incurred by it in the course of performing services for the Company under this Agreement, not including legal fees and travel costs. Operations Manager shall obtain pre-approval from the Company and shall submit its receipts to the Company. Company shall make reimbursement within 10 days of submission of receipts by Operations Manager.

5. Status. It is intended that the relationship established hereby is one of independent contractor and not that of servant, employee, joint venture, agency or partnership. It is understood as follows:

a. The Company has the right to control the result of the work and not the means or methods for accomplishing the result;

b. Operations Manager shall pay any amounts due as a result of the Federal Insurance Contributions Act (FICA), the Federal Unemployment Act (FUTA), and federal or state income tax in regard to his earnings and to furnish proof of said payment in a form reasonably requested by the Company;

c. Operations Manager shall have no claim against the Company for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind;

d. Operations Manager shall not be treated as an employee with respect to the services performed hereunder for federal tax purposes;

e. Operations Manager shall not be treated as an employee with respect to the services performed for all state and federal tax purposes, including, but not limited to, unemployment insurance tax and workman's compensation insurance;

f. All of Operations Manager's remuneration (whether or not paid in cash) for the services performed will be directly related to agreed performance goals or other output rather than to the number of hours worked;

g. Operations Manager hereby expressly waives any claim or right of action at common law or under any other applicable statute or law which you might make any claims for unemployment or workman's compensation but for the provisions of this Agreement; and

h. Neither party shall be held liable for any obligation incurred by the other except as provided herein.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous

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representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto.

7. Assignment. Neither Party may assign this Agreement without the prior written consent of the other.

8. Governing Law; Venue; Jurisdiction. This Agreement has been negotiated and is being contracted for in the State of California. It shall be governed by and interpreted in accordance with the laws of the State of California, regardless of any conflict-of-law provision to the contrary. In any dispute arising out of or connected with this Agreement, each party consents to the exclusive jurisdiction of the courts of the State of California or the federal district court for California; each party consents to the personal jurisdiction of such courts; and each party waives any objection to personal jurisdiction or venue.

9. Attorney's Fees. If any legal action or other proceeding (including but not limited to binding arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

10. Authority. The representatives of each Party executing this Agreement are duly authorized to do so, and each party has taken all action required for valid execution.

11. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, or by express mail service substantially equivalent to Federal Express, addressed as follows:

To Operations Manager: Ivan Klarich
Address: 3005 Grand Canal, #5, Venice CA 90291
Telephone: (423) 313-5534

To Company: ViaDerma, Inc.
4640 Admiralty Way, Ste. 500,
Marina Del Rey, CA 90292
Telephone: (310) 496-5744

12. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

13. Counterparts and Facsimile. This Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes. A fax, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

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14. Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, jointly and severally, their successors, assigns, personal representatives, estate, heirs and legatees.

15. Captions. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

16. Number and Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

17. Further Assurances. The Parties hereby agree to act, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, Operations Manager requires herein to effect the intent and purpose of this Agreement.

18. Construction. The language in this Agreement is a product of negotiations and shall be construed as a whole according to its fair meaning, without implying a presumption that its terms shall be more strictly construed against either party as drafter of the document.

19. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS AGREEMENT TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO.

IN WITNESS WHEREOF, the parties have executed this agreement below as of the date first set forth above.

Ivan Klarich

X ____________________

ViaDerma, Inc.

By: ____________________
Chris A. Otiko,
Chairman & President

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